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                                                                     EXHIBIT 8.1


                      [MORRISON & FOERSTER LLP LETTERHEAD]



                                January 25, 2000


Verio Inc.
8005 South Chester Street, Suite 200
Englewood, Colorado  80112

Ladies and Gentlemen:

         We have acted as counsel to Verio Inc. ("Verio"), a Delaware corporation, in connection with the offering (a) from time to time by certain holders of (1) 6.75% Series A convertible preferred stock, par value $0.001 per share, of Verio ("Convertible Preferred Stock"), (2) common stock, par value $0.001 per share, of Verio ("Common Stock") issuable upon conversion of the Convertible Preferred Stock, (3) Common Stock that may be paid as dividends on the Convertible Preferred Stock or that may be delivered by Verio in exchange for funds held in a deposit account on behalf of the holders of the Convertible Preferred Stock, and (4) Common Stock where such Common Stock is held by certain holders who have invoked their contractual registration rights with Verio or for whom Verio has agreed to register the shares, (b) at Verio's option (1) of shares of Common Stock that may be paid by Verio, in lieu of cash, as dividends on the Convertible Preferred Stock from time to time during the two-year period from the date that the Convertible Preferred Stock was issued by Verio, and (2) of shares of Common Stock that may be issued by Verio at its option through, at the latest, August 1, 2000, in exchange for funds held in the deposit account on behalf of the holders of the Convertible Preferred Stock, and (c) by Verio and/or its wholly-owned subsidiary, Verio, LLC, from time to time of up to 2,000,000 shares of Common Stock (hereinafter, collectively, the "Offering"). The Offering is described in the Registration Statement on Form S-3, as amended (the "Registration Statement"), filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes a prospectus of Verio (the "Prospectus"). In that connection, we have reviewed the Prospectus and such other materials as we have deemed necessary or appropriate for purposes of our opinion, and we have assumed the truth and accuracy thereof.
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         The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Offering under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         Our opinion relates solely to the tax consequences of certain portions of the Offering under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Offering under the laws of any other jurisdiction. This opinion addresses only the specific issue set forth below, and does not address any other tax consequences that may result from the Offering or any other transaction.

         Based upon and subject to the foregoing, it is our opinion that the discussion contained in the Registration Statement under the caption "Federal Tax Considerations," to the extent that it pertains to matters of law or legal conclusions, is correct in all material respects.

         This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Prospectus. In addition, we hereby consent to the inclusion of this opinion as an exhibit to the Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Prospectus may affect the conclusions stated herein.

         We hereby consent to the use of our name in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/ Morrison & Foerster LLP